Exhibit 10.5

[RESPONSYS LOGO]

August 16, 2006

Chris Paul

Via Email

Dear Chris:

It gives me great pleasure on behalf of Responsys, Inc. to offer you employment as Chief Financial Officer on the following terms:

1.

Position. The Company will employ you in a full-time position effective August 16th, 2006. Your title will be Chief Financial Officer and you will report to the Chief Executive Officer. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.	Compensation. The Company will pay you a starting salary at the rate of $15,416 per month, payable in accordance with the Company’s standard payroll schedule. You will also be eligible for an Annual Target Bonus in the amount of $45,000.00 which will be based upon the attainment of your revenue and performance goals that will be assigned to you shortly after your start date. Any payments relating to the bonus will be governed by the terms and conditions of the Responsys Incentive Compensation Plan.

3.	Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.	Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 1,900,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s 1999 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. The option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

5.	Change in Control. In the event of a sale or merger of the company (other than in connection with a reincorporation) which results in more than a 50% change of control of the outstanding shares, the greater of 25% of all your shares or 50% of your unvested shares will accelerate if within 12 months following a change of control, there is an Involuntary or Voluntary Termination of your employment. The provisions contained in this section are not exclusive of the provisions and benefits provided elsewhere in this agreement.

6.	Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7.	Severance Benefits. If the Company terminates your employment as a result of a change of control or for any reason other than Cause, then the Company will provide you with the following severance benefits:

a. The Company will pay a lump sum equivalent to 3 months of your base salary and on target bonus following the termination of your employment. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures.

b. If you timely elect to continue your health insurance coverage under the Consolidate Omnibus Budget Reduction Act (“COBRA”) following termination of your employment, then the Company will reimburse the amounts you pay for your monthly premium under COBRA until the earliest of (a) the close of the 3 month period following the termination of your employment, (b) the expiration of your continuation coverage under COBRA or (c) the date you receive substantially equivalent coverage in connection with new employment or self- employment.

c. If you are not entitled to accelerated vesting as set forth under Section 5, then the vested percentage of your Option shares will be determined by adding an additional 3 months to the actual period of service that you have completed with the Company.

“Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) a material failure to comply with the Company’s written policies or rules that is not cured within 15 days of your receipt of written notification from the Company of such material failure, (c) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (d) gross willful misconduct that is injurious to the Company.

8.	Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

9.	Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity which would interfere with your duties to Responsys without the written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10.	Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

11.	Entire Agreement. This letter agreement supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter agreement.

12.	Arbitration. You and the Company agree to waive any rights to a trial before a judge and a jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former director or agent of the Company, claims or wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of covenant of good fait and fair dealing, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support that decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to parties if they were to bring the dispute in court. The arbitration will be conducted with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in Santa Clara County or, at your option, the county in which you primarily worked with the Company at the time when the arbitral dispute or claim first arose.

You and the Company will share the cost of the arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorney’s fees, and the arbitrator may not award attorney’s fees unless a statute or contract at issue specifically authorizes such an award.

The foregoing, not withstanding, this arbitration provision does not apply to (a) worker’s compensation or unemployment insurance claims or (b) claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark, or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral will modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extend necessary to render this arbitration provision legal and enforceable.

Chris, we hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating a printed copy of this letter agreement and the attached Proprietary Information and Inventions Agreement and returning them to me. This offer of employment is contingent on the successful completion of a consumer background report. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Sincerely,

/s/ Dan Springer
Dan Springer
Chief Executive Officer

I have read and accept this employment offer:

Date:	8/29/06

Employee Signature:	/s/ Chris Paul
Chris Paul

Attachments:	Employment, Confidential Information & Invention Assignment Agreement

Exhibit A: List of Prior Inventions & Original Works of Authorship

Exhibit B: California Labor Code Section 2870 Employment Agreements; Assignment of Rights

Exhibit C: Responsys, Inc. Termination Certification

Exhibit D: Responsys, Inc. Conflict of Interest Guidelines

Disclosure and Consent concerning Consumer and Investigative Consumer Reports FCRA Summary of Rights

[Responsys Logo]

EMPLOYMENT, CONFIDENTIAL INFORMATION &

INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with Responsys, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I, Chris Paul, agree to the following:

1.	At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or me.

2.	Confidential Information.

(a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not Limited to, research, product plans, products, services, customer lists and customers (including, but not Limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain Limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.	Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to (i) any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, that I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company, and (ii) do hereby so assign any and all proprietary information, trade secrets that underlie, are summarized, embodied or described in, the Company’s Business Plan, a copy of which is incorporated herein by reference and made a part hereof, and all copyrights, whether or not registered, therefore, all trade secrets and/or proprietary information and all other intellectual property rights, no matter how described or denominated, described, contained or reflected therein or related thereto that I have conceived, invented, created or reduced to practice (either prior to the date hereof or at anytime during the term of my employment) in furtherance thereof (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(c) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. 1 further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

4.	Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

5.	Returning Company Documents. I agree that, at the time of leaving employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

6.	Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7.

Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

8.	Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9.	Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

10.	Arbitration and Equitable Relief.

(a) Arbitration. Except as provided in Section 10(b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in San Mateo County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(b) Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, and 5 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

11.	General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California, without reference to choice of laws or conflict of laws principles. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

IN WITNESS WHEREOF, I execute this Agreement as of the date written below.

Date:	8/29/06

Employee Signature:	/s/ Chris Paul
Chris Paul

Witness:

EXHIBIT A

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number & Brief Description

☐	No inventions or improvements

☐	Additional sheets attached

Date:	8/29/06
Employee Signature:	/s/ Chris Paul
Chris Paul

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(a) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

RESPONSYS, INC. TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Responsys, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employment Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employment, Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date:
Employee Signature:
Chris Paul

EXHIBIT D

RESPONSYS, INC. CONFLICT OF INTEREST GUIDELINES

It is the policy of Responsys, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1.	Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employment, Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

2.	Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.	Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.	Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement (other than as officers of the Company appointed by the Board of Directors).

5.	Initiating or approving any form of personal or social harassment of employees.

6.	Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.	Borrowing from or lending to employees, customers or suppliers.

8.	Acquiring real estate of interest to the Company.

9.	Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.	Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.	Making any unlawful agreement with distributors with respect to prices.

12.	Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.	Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

DISCLOSURE AND CONSENT CONCERNING CONSUMER

AND INVESTIGATIVE CONSUMER REPORTS

This form, which you should read carefully, has been provided to you because RESPONSYS INC (“Company”) may request Consumer Reports and/or Investigative Consumer Reports from a consumer reporting agency. The Company will use any such report(s) solely for employment-related purposes.

Consumer Reports or Investigative Consumer Reports will be obtained from HireRight, Inc., (“HireRight”) located at 2100 Main Street, Suite 400, Irvine, CA 92614. They can be contacted at 800-400-2761. Any such reports may contain information bearing on your character, general reputation, personal characteristics, mode of living and credit standing. The types of information that may be obtained include, but are not limited to: credit reports, social security number, criminal records checks, public court records checks, including civil, driving records, educational records, verification of employment positions held, workers compensation records, personal and professional references, licensing, certification, etc. The information contained in these reports may be obtained by HireRight from private or public record sources including sources identified by you in your job application or through interviews or correspondence with your past or present coworkers, neighbors, friends, associates, current or former employers, educational institutions or other acquaintances.

For California residents, under section 1786.22 of the California Civil Code, you may view the file maintained on you by HireRight. You may also obtain a copy of this file, upon submitting proper identification and paying the costs of duplication services, by appearing at HireRight’s offices in person, during normal business hours and on reasonable notice, or by mail; you may also receive a summary of the file by telephone. HireRight has trained personnel available to explain your file to you, including any coded information. If you appear in person, you may be accompanied by one other person, provided that person furnishes proper identification.

You are being given a copy of the “Summary of Your Rights Under the Fair Credit Reporting Act” prepared pursuant to 15 U.S.C. section 1681(g)(c). You have the right to request additional disclosures of the nature and scope of the investigation and a statement of your rights by contacting HireRight.

CONSENT

I have carefully read and understand this Disclosure and Consent form and, by my signature below, consent to the release of consumer and/or investigative consumer reports, as defined above, to the Company in conjunction with my application for employment. I further understand that any and all information contained in my job application or otherwise disclosed to the Company by me before, during or after my employment, if any, may be utilized for the purpose of obtaining the consumer reports or investigative consumer reports requested by the Company. I understand that if the Company hires me, it may request a consumer report and/or an investigative consumer report about me, as defined above, for employment-related purposes during the course of my employment. I understand that my consent will apply throughout my employment, to the extent permitted by law, unless I revoke or cancel my consent by sending a signed letter or statement to the Company at any time. This Disclosure and Consent form, in original, faxed, photocopied or electronic form, will be valid for any reports that may be requested by the Company.

Applicant Last Name	PAUL	First	CHRIS	Middle	A

Social Security #	Date of Birth (for ID purposes only)

Drivers License #	Phone Number

Present Address

City/State/Zip

Applicant Signature	/s/ Chris Paul

CALIFORNIA, MINNESOTA AND OKLAHOMA APPLICANTS ONLY:

☒ I wish to receive a free copy of any Consumer Report and/or Investigative Consumer Report on me that is requested.